    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 11, 2000


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                       THE CHEESECAKE FACTORY INCORPORATED
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                       51-0340466
   (State or other jurisdiction                         (I.R.S. Employer
   of incorporation or organization)                   Identification No.)

                                26950 Agoura Road
                            Calabasas Hills, CA 91301
                                 (818) 871-3000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              --------------------

                       THE CHEESECAKE FACTORY INCORPORATED
                     YEAR 2000 PERFORMANCE STOCK OPTION PLAN
                            (Full title of the plan)

                               GERALD W. DEITCHLE
                            Executive Vice President
                           and Chief Financial Officer
                                26950 Agoura Road
                            Calabasas Hills, CA 91301
                                 (818) 871-3000
            (Name, address and telephone number of agent for service)

                              --------------------

                                    Copy to:
                             MARK A. BONENFANT, ESQ.
                       Buchalter, Nemer, Fields & Younger
                           a professional corporation
                      601 South Figueroa Street, Suite 2400
                       Los Angeles, California 90017-5704
                                 (213) 891-0700

                              --------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------- ---------------- ----------------------------- ------------------------------ ---------------------

     TITLE OF SECURITIES          AMOUNT TO BE     PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM AGGREGATE           AMOUNT OF
      TO BE REGISTERED             REGISTERED          PRICE PER UNIT(1)              OFFERING PRICE             REGISTRATION FEE
------------------------------- ---------------- ----------------------------- ------------------------------ ---------------------

Common Stock, $.01 par value     300,000 shares             $38.00                      $11,400,000                  $3,010.00
-----------------------------------------------------------------------------------------------------------------------------------

(1) BASED ON THE CLOSING PRICE ON APRIL 5, 2000 THE REGISTRANT'S COMMON STOCK AS REPORTED BY THE NATIONAL MARKET SYSTEM.

                                     PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are hereby incorporated by reference in the registration statement and are deemed to be a part thereof from the date of filing such documents, and all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1999;

         (b) The Company's Registration Statement on Form 8-A, declared effective by the Commission on September 17, 1992.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware provides, in summary, that the directors and officers of the Company may, under certain circumstances, be indemnified by the Company against all expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the Company, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect to any claim, issue or matter as to which they shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 145 of the Delaware General Corporation Law also provides that directors and officers of the Company are entitled to such indemnification by the Company to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding. The Company's Bylaws provide for the indemnification by the Company of officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

         Section 102 of the Delaware General Corporation Law provides that a corporation, in its Certificate of Incorporation, may eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit and (4) unlawful payment of dividends or unlawful stock purchases or redemptions.

         The Company's Certificate of Incorporation provides for the elimination of personal liability of its directors as permitted by Section 102 of the Delaware General Corporation Law.

         The Company maintains a directors and officer's insurance policy for the benefit of its directors and officers.

ITEM 8.  EXHIBITS.

         The Exhibits filed herewith are listed on the Exhibit Index.

ITEM 9.  UNDERTAKINGS.

         1.       The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas Hills, State of California, on April 5, 2000.

                                        THE CHEESECAKE FACTORY INCORPORATED,
                                        a Delaware Corporation


                                        By /s/ David Overton
                                          ------------------------------------
                                               David Overton
                                               Chairman of the Board, President
                                               and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


                         Name                                            Title                       Date
                         ----                                            -----                       ----
/s/ David Overton                                          Chairman of the Board,            April 5, 2000
-----------------------------------------------------      President and Chief Executive
David Overton                                              Officer, (Principal Executive
                                                           and Operating Officer)

/s/ Gerald W. Deitchle                                     Executive Vice-President, and     April 5, 2000
-----------------------------------------------------      Chief Financial Officer
Gerald W. Deitchle                                         (Principal Financial and
                                                           Accounting Officer)

/s/ Thomas L. Gregory                                      Director                          April 5, 2000
-----------------------------------------------------
Thomas L. Gregory

/s/ Jerome I. Kransdorf                                    Director                          April 5, 2000
-----------------------------------------------------
Jerome I. Kransdorf

/s/ Wayne H. White                                         Director                          April 5, 2000
-----------------------------------------------------
Wayne H. White


                                  EXHIBIT INDEX

   Exhibit
   Number                                            Exhibit
   ------                                            -------

      4         Company's Year 2000 Performance Stock Option Plan

      5         Opinion of Buchalter, Nemer, Fields & Younger, a Professional
                Corporation

    23.1        Auditor's Consent of Independent Accountant

    23.2        Legal Counsel Consent is contained in Exhibit 5